Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2016	2015	Change	2016	2015	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,296	$1,432	$(136)	$3,169	$3,651	$(482)
Non-Fuel	3,512	3,269	243	8,763	8,307	456
Wholesale Electric Revenues	613	520	93	1,455	1,435	20
Other Electric Revenues	181	169	12	529	494	35
Natural Gas Revenues	518	—	518	518	—	518
Other Revenues	144	11	133	281	34	247
Total Revenues	6,264	5,401	863	14,715	13,921	794
Fuel and Purchased Power	1,627	1,713	(86)	3,915	4,439	(524)
Cost of Natural Gas	133	—	133	133	—	133
Cost of Other Sales	84	—	84	161	—	161
Non-Fuel O & M	1,411	1,097	314	3,616	3,320	296
Depreciation and Amortization	695	528	167	1,805	1,515	290
Taxes Other Than Income Taxes	309	264	45	821	761	60
Estimated Loss on Kemper IGCC	63	150	(87)	197	182	15
Total Operating Expenses	4,322	3,752	570	10,648	10,217	431
Operating Income	1,942	1,649	293	4,067	3,704	363
Allowance for Equity Funds Used During Construction	52	60	(8)	150	163	(13)
Interest Expense, Net of Amounts Capitalized	374	218	156	913	612	301
Other Income (Expense), net	21	(21)	42	(38)	(41)	3
Income Taxes	458	500	(42)	951	1,076	(125)
Net Income	1,183	970	213	2,315	2,138	177
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	11	11	—	34	42	(8)
Net Income Attributable to Noncontrolling Interests	27	—	27	39	—	39
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,145	$959	$186	$2,242	$2,096	$146

Notes
- Certain prior year data may have been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.